Exhibit 99.2

Item 7.            Management’s Discussion and Analysis of Financial Condition and Results of Operations

All statements contained in this section that are not historical facts are based on current expectations. Words such as “believes”, “expects”, “anticipate”, “intends”, “plans” and “estimates” and variations of such words and similar words also identify forward-looking statements. Our actual results may differ materially. We caution you not to place undue reliance on any such forward-looking statements. We assume no obligation to update any forward-looking statements as a result of new information, subsequent events or any other circumstances.

GENERAL

As of December 31, 2007, we owned interests in 71 hotels in the eastern United States including 18 hotels owned through joint ventures. For purposes of the REIT qualification rules, we cannot directly operate any of our hotels. Instead, we must lease our hotels to a third party lessee or to a taxable REIT subsidiary, or TRS, provided that the TRS engages an eligible independent contractor to manage the hotels. With the exception of one hotel which is leased to an unrelated party under a fixed lease, as of December 31, 2007, we have leased all of our hotels to a wholly-owned TRS, a joint venture owned TRS, or an entity owned by our wholly-owned TRS. Each of these TRS entities will pay qualifying rent, and the TRS entities have entered into management contracts with qualified independent managers, including HHMLP, with respect to our hotels. We intend to lease all newly acquired hotels to a TRS. As of December 31, 2007, all of our hotels owned through interests in joint ventures are leased to TRSs that are wholly owned by those joint ventures or entities that are owned in part by our wholly owned TRS. The hotels owned by the joint ventures are managed by various management companies pursuant to the terms of certain management agreements.

The TRS structure enables us to participate more directly in the operating performance of our hotels. The TRS directly receives all revenue from, and funds all expenses relating to hotel operations. The TRS is also subject to income tax on its earnings.

The following table outlines operating results for the Company’s portfolio of wholly owned hotels and those owned through joint venture interests that are consolidated in our financial statements for the three years ended December 31, 2007, 2006 and 2005:

CONSOLIDATED HOTELS:

	Year Ended 2007	Year Ended 2006	2007 vs. 2006 % Variance	Year Ended 2005	2006 vs. 2005 % Variance

Rooms Available	2,248,253	1,472,318	52.7%	809,540	81.9%
Rooms Occupied	1,656,158	1,065,750	55.4%	571,239	86.6%
Occupancy	73.66%	72.39%	1.8%	70.56%	2.6%
Average Daily Rate (ADR)	$131.26	$116.24	12.9%	$106.03	9.6%
Revenue Per Available Room (RevPAR)	$96.69	$84.14	14.9%	$74.82	12.5%

Room Revenues	$217,393,817	$123,882,745	75.5%	$60,567,228	104.5%
Total Revenues	$229,461,240	$132,354,355	73.4%	$65,493,349	102.1%
Hotel Operating Revenues from Discontinued Operations	$6,684,896	$15,847,421	(57.8%)	$19,504,799	(18.8%)

The following table outlines operating results for the three years ended December 31, 2007, 2006 and 2005 for hotels we own through an unconsolidated joint venture interest. These operating results reflect 100% of the operating results of the property including our interest and the interests of our joint venture partners and other minority interest holders.

UNCONSOLIDATED JOINT VENTURES:

	Year Ended 2007	Year Ended 2006	2007 vs. 2006 % Variance	Year Ended 2005	2006 vs. 2005 % Variance

Rooms Available	954,114	879,384	8.5%	355,551	147.3%
Rooms Occupied	682,169	613,272	11.2%	263,030	133.2%
Occupancy	71.50%	69.74%	2.5%	73.98%	(5.7%)
Average Daily Rate (ADR)	$144.51	$132.54	9.0%	$127.34	4.1%
Revenue Per Available Room (RevPAR)	$103.32	$92.43	11.8%	$94.20	(1.9%)

Room Revenues	$98,580,629	$81,285,744	21.3%	$33,492,953	142.7%
Total Revenues	$130,167,451	$111,301,348	17.0%	$42,171,809	163.9%

The increase in revenue per available room (“RevPAR”) during the years ended December 31, 2007 and 2006, was due primarily to the Company’s broadened strategic portfolio focus on stronger central business districts and primary suburban office parks; the size of the recent acquisitions as a percentage of the portfolio; franchise affiliations with stronger brands, such as Hyatt Summerfield Suite, Hilton Garden Inn, Residence Inn and Courtyard by Marriott; and a focus on improving the average daily rate (“ADR”). The increase in both rooms and total revenue can be attributed primarily to the hotels acquired during the respective periods.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2007 TO DECEMBER 31, 2006
(dollars in thousands, except per share data)

Revenue

Our total revenues for the year ended December 31, 2007 consisted of hotel operating revenues, interest income from our development loan program, land lease revenue, hotel lease revenue and other revenue. Hotel operating revenues are recorded for wholly owned hotels that are leased to our wholly owned TRS and hotels owned through joint venture interests that are consolidated in our financial statements. Hotel operating revenues increased $97,107, or 73.4%, from $132,354 for the twelve months ended December 31, 2006 to $229,461 for the same period in 2007.  The increase in revenues is primarily attributable to the acquisitions consummated in 2007 and improved RevPAR and occupancy at certain of our hotels. We acquired interests in the following six consolidated hotels during the twelve months ended December 31, 2006:

Brand	Location	Acquisition Date	Rooms	2007 Total Revenue

Residence Inn	Langhorne, PA	1/8/2007	100	$3,352
Residence Inn	Carlisle, PA	1/10/2007	78	2,091
Holiday Inn Express	Chester, NY	1/25/2007	80	2,367
Hampton Inn	Seaport, NY	2/1/2007	65	5,200
Independent	373 Fifth Avenue	6/1/2007	70	3,051
Holiday Inn	Norwich, CT	7/1/2007	100	1,689

			493	$17,750

Revenues for all six hotels were recorded from the date of acquisition as hotel operating revenues. Further, hotel operating revenues for the year ended December 31, 2007 included revenues for a full year related to the following 22 hotels that were purchased during the twelve months ended December 31, 2006:

Brand	Location	Acquisition Date	Rooms	2007 Total Revenue	2006 Total Revenue
Courtyard	Langhorne, PA	1/3/2006	118	$4,088	$4,312
Fairfield Inn	Mt. Laurel, NJ	1/3/2006	118	2,697	2,760
Fairfield Inn	Bethlehem, PA	1/3/2006	103	2,427	2,489
Courtyard	Scranton, PA	2/1/2006	120	3,229	2,543
Residence Inn	Tysons Corner, VA	2/2/2006	96	4,554	4,092
Hampton Inn	Philadelphia, PA	2/15/2006	250	10,096	7,799
Hilton Garden Inn	JFK Airport, NY	2/16/2006	188	9,745	7,883
Hawthorne Suites	Franklin, MA	4/25/2006	100	2,642	1,877
Residence Inn	North Dartmouth, MA	5/1/2006	96	3,015	2,386
Comfort Inn	North Dartmouth, MA	5/1/2006	84	1,403	1,213
Holiday Inn Express	Cambridge, MA	5/3/2006	112	4,370	2,950
Residence Inn	Norwood, MA	7/27/2006	96	3,096	1,088
Holiday Inn Express	Hauppauge, NY	9/1/2006	133	5,038	1,580
Hampton Inn	Brookhaven, NY	9/6/2006	161	5,536	1,658
Courtyard	Alexandria, VA	9/29/2006	203	7,014	1,301
Summerfield Suites	White Plains, NY	12/27/2006	159	9,821	*
Summerfield Suites	Bridgewater, NJ	12/27/2006	128	5,650	*
Summerfield Suites	Gaithersburg, MD	12/27/2006	140	4,863	*
Summerfield Suites	Pleasant Hill, CA	12/27/2006	142	6,091	*
Summerfield Suites	Pleasanton, CA	12/27/2006	128	4,841	*
Summerfield Suites	Scottsdale, AZ	12/27/2006	164	6,350	*
Summerfield Suites	Charlotte, NC	12/27/2006	144	3,096	*

			2,983	$109,662	$45,931

*  Total Revenues for 2006 insignificant

We invest in hotel development projects by providing secured first mortgage or mezzanine financing to hotel developers and through the acquisition of land that is then leased to hotel developers.  Interest income is earned on our development loans at rates ranging between 10% and 13.5%.  Interest income from development loans receivable was $6,046 for the twelve months ended December 31, 2007 compared to $2,487 for the same period in 2006.  The average balance of development loans receivable outstanding in 2007 was higher than the average balance outstanding in 2006.  This resulted in a $3,559, or 143.1%, increase in interest income.

In June and July of 2006 we acquired two parcels of land which are being leased to hotel developers.  Our net investment in these parcels is approximately $18,946. The land is leased to hotel developers at a minimum rental rate of 10% of our net investment in the land. On June 11, 2007 and July 11, 2007, we acquired two adjacent parcels of land which are being leased to a hotel developer that is owned in part by certain executives and affiliated trustees of the Company.  Our net investment in these parcels is approximately $23,366. The land is leased to hotel developers at a minimum rental rate of 10% of our net investment in the land. Additional rents are paid by the lessee for the principal and interest on the mortgage, real estate taxes and insurance.  During the year ended December 31, 2007, we recorded $4,860 in land lease revenue from these parcels.  We incurred $2,721 in expense related to these land leases resulting in a contribution of $2,139 to our operating income during the twelve months ended December 31, 2007.

Other revenue consists primarily of fees earned for asset management services provided to properties owned by two of our unconsolidated joint ventures.  Other revenues increased $243, or 32.9%, from $737 during the twelve months ended December 31, 2006 to $980 during the twelve months ended December 31, 2007.

Income from unconsolidated joint venture investments increased $1,677 from $1,799 for the year ended December 31, 2006 to $3,476 for the year ended December 31, 2007. During 2007, we acquired unconsolidated joint venture interests in the following property:

Joint Venture	Brand	Name	Acquisition Date	Rooms	Ownership %	Hersha Preferred Equity Return
Metro 29th Street Associates, LLC	Holiday Inn Express	Manhattan-New York, NY	2/1/2007	228	50.0%	N/A

In addition, we acquired joint venture interests in the following two properties during 2006:

Joint Venture	Brand	Name	Acquisition Date	Rooms	Ownership %		Hersha Preferred Equity Return
PRA Suites at Glastonbury, LLC	Homewood Suites	Glastonbury, CT	6/15/2006	136	40.0	% *	10.0%
Mystic Partners, LLC	Marriott	Hartford, CT	2/8/2006	409	15.0%		8.5%

*Percent owned was 40% through March 31, 2007.  On April 1, 2007 our percent owned increased to 48.0%.

Income from unconsolidated joint venture investments was favorably impacted by the inclusion of these investments for a full twelve months in 2007.

For the year ended December 31, 2007, interest income decreased $496 compared to the same period in 2006. Increased levels of interest income in 2006 resulted from higher levels of interest bearing deposits related to the acquisition of hotel properties and interest earned on proceeds from the offering of our common stock during 2006.

Expenses

Total hotel operating expenses increased 70.7% to approximately $130,910 for the year ended December 31, 2007 from $76,694 for the year ended December 31, 2006. Consistent with the increase in hotel operating revenues, hotel operating expenses increased primarily due to the acquisitions consummated since the comparable period in 2006, as mentioned above. The acquisitions also resulted in an increase in depreciation and amortization from $18,420 for the year ended December 31, 2006 to $33,863 for the year ended December 31, 2007. Similarly, real estate and personal property tax and property insurance increased $5,370, or 89.8%, in the year ended December 31, 2007 when compared to the same period in 2006.

General and administrative expense increased by approximately $1,947 from $6,238 in 2006 to $8,185 in 2007. General and administrative expenses increased primarily due to higher compensation expense related to an increase in staffing in our asset management and accounting teams and an increase in incentive compensation.

Net Income

Net income applicable to common shareholders for year ended December 31, 2007 was approximately $13,047 compared to net income applicable to common shareholders of $298 for the same period in 2006.

Operating income for the year ended December 31, 2007 was $53,463 compared to operating income of $28,325 during the same period in 2006. The $25,138, or 88.8%, increase in operating income resulted from improved performance of our portfolio and acquisitions that have increased the scale of our operations enabling us to leverage the absorption of administrative costs.

The increase in our operating income was partially offset by increases in interest expense, which increased $16,992 from $25,123 for the year ended December 31, 2006 to $42,115 for the year ended December 31, 2007. The increase in interest expense is the result of mortgages placed on newly acquired properties and increased average balances on our line of credit.

Included in net income applicable to common shareholders for the year ended December 31, 2007 is $365 in income from discontinued operations compared to $286 in income during the same period in 2006. Discontinued operations results from the operations of one property sold in April 2006, two properties sold in November 2006, two properties sold in December 2006, two properties sold in November 2007, and one property sold in October 2008. Also included in net income applicable to common shareholders for the year ended December 31, 2007 is a gain of $3,745 resulting from the sale of the Hilton Garden Inn in Edison, NJ and Fairfield Inn in Mt. Laurel, NJ which had been held for sale. Included in net income applicable to common shareholders for the year ended December 31, 2006 is a gain of $693 resulting from the sale of the Holiday Inn Express in Hartford, CT, the Hampton Inn in Peachtree, GA, the Hampton Inn in Newnan, GA, the Comfort Suites in Duluth, GA, and the Holiday Inn Express in Duluth, GA.

COMPARISON OF YEAR ENDED DECEMBER 31, 2006 TO YEAR ENDED DECEMBER 31, 2005
(dollars in thousands, except per share data)

Revenue

Our total revenues for the year ended December 31, 2006 consisted of hotel operating revenues, interest income from our development loan program, land lease revenue, hotel lease revenue and other revenue. Hotel operating revenue is recorded for wholly owned hotels that are leased to our wholly owned TRS and hotels owned through joint venture interests that are consolidated in our financial statements. Hotel operating revenue increased $66,861, or 102.1%, from $65,493 for the twelve months ended December 31, 2005 to $132,354 for the same period in 2006.  The increase in revenues is primarily attributable to the acquisitions consummated in 2006 and improved RevPAR and occupancy at certain of our hotels. We acquired interests in 22 consolidated hotels during the twelve months ended December 31, 2006, as noted above.

Revenues for all 22 hotels were recorded from the date of acquisition as hotel operating revenues. Further, hotel operating revenues for the year ended December 31, 2006 included revenues for a full year related to the following 10 hotels that were purchased during the twelve months ended December 31, 2005:

Brand	Location	Acquisition Date	Rooms	2006 Total Revenue	2005 Total Revenue
Residence Inn	Williamsburg, VA	11/22/2005	108	$3,143	$231
Springhill Suites	Williamsburg, VA	11/22/2005	120	2,331	141
Courtyard	Wilmington, DE	6/17/2005	78	2,609	1,357
Independent	Wilmington, DE	6/17/2005	71	1,604	833
Courtyard	Brookline/Boston, MA	6/16/2005	188	9,665	5,086
Holiday Inn Express	Oxford Valley, PA	5/26/2005	88	2,300	1,280
Holiday Inn Express	Malvern, PA	5/24/2005	88	1,905	1,036
Holiday Inn Express & Suites	King of Prussia, PA	5/23/2005	155	3,939	2,206
Hampton Inn	Herald Square, Manhattan, NY	4/1/2005	136	8,315	6,019
Fairfield Inn	Laurel, MD	1/31/2005	109	2,543	2,184

			1,141	$38,354	$20,373

We invest in hotel development projects by providing secured first mortgage or mezzanine financing to hotel developers and through the acquisition of land that is then leased to hotel developers.  Interest income is earned on our development loans at rates ranging between 8% and 12%.  Interest income from development loans receivable was $2,487 for the twelve months ended December 31, 2006 compared to $3,940 for the same period in 2005.  The average balance of development loans receivable outstanding in 2006 was lower then the average balance outstanding in 2005 resulting in a $1,453, or 36.9%, decrease in interest income.  The lower average balance outstanding in 2006 was partially due to an increase in our investment in land leased to developers for the construction of hotel properties.  In June and July of 2006 we acquired two parcels of land which are being leased to hotel developers. Our net investment in these parcels is approximately $18,946. The land is leased to hotel developers at a minimum rental rate of 10% of our net investment in the land. Additional rents are paid by the lessee for the principal and interest on the mortgage, real estate taxes and insurance. During the year ended December 31, 2006, we recorded $2,071 in land lease revenue from these parcels.  We incurred $1,189 in expense related to these land leases resulting in a contribution of $882 to our operating income during the twelve months ended December 31, 2006.

Other revenue consists primarily of fees earned for asset management services provided to properties owned by two of our unconsolidated joint ventures.  Other revenues increased $208, or 39.3%, from $529 during the twelve months ended December 31, 2005 to $737 during the twelve months ended December 31, 2006.  We provided asset management services for the hotels owned by the Mystic Partners joint venture for the entire year in 2006.  In 2005 we provided asset management services for this portfolio for a partial year.

Income from unconsolidated joint venture investments increased $1,342 from $457 for the year ended December 31, 2005 to $1,799 for the year ended December 31, 2006. In addition to the two joint venture interest acquired in 2006 noted above, we acquired joint venture interests in the following 10 properties during the twelve months ended December 31, 2005:

Joint Venture	Brand	Name	Acquisition Date	Rooms	Ownership %	Hersha Preferred Equity Return
SB Partners, LLC	Holiday Inn Express	South Boston, MA	10/7/2005	118	50.0%	10.0%
Mystic Partners, LLC	Hilton	Hartford, CT	10/6/2005	393	8.8%	8.5%
Mystic Partners, LLC	Residence Inn	Mystic, CT	9/15/2005	133	66.7%	8.5%
Mystic Partners, LLC	Marriott	Mystic, CT	8/9/2005	285	66.7%	8.5%
Mystic Partners, LLC	Courtyard	Norwich, CT	8/9/2005	144	66.7%	8.5%
Mystic Partners, LLC	Courtyard	Warwick, RI	8/9/2005	92	66.7%	8.5%
Mystic Partners, LLC	Residence Inn	Danbury, CT	8/9/2005	78	66.7%	8.5%
Mystic Partners, LLC	Residence Inn	Southington, CT	8/9/2005	94	44.7%	8.5%
Mystic Partners, LLC	Springhill Suites	Waterford, CT	8/9/2005	80	66.7%	8.5%
Hiren Boston, LLC	Courtyard	South Boston, MA	7/1/2005	164	50.0%	10.0%

Income from unconsolidated joint venture investments was favorably impacted by the inclusion of these investments for a full twelve months in 2006.

For the year ended December 31, 2006, interest income increased $580 compared to the same period in 2005. This increase was the result of an increase in interest bearing deposits related to the acquisition of hotel properties, interest earned on proceeds from the offering of our common stock during 2006, and an increase in interest income on our escrow deposits.

Expenses

Total hotel operating expenses increased 98.8% to approximately $76,694 for the year ended December 31, 2006 from $38,573 for the year ended December 31, 2005. Consistent with the increase in hotel operating revenues, hotel operating expenses increased primarily due to the acquisitions consummated since the comparable period in 2005, as mentioned above. The acquisitions also resulted in an increase in depreciation and amortization from $8,336 for the year ended December 31, 2005 to $18,420 for the year ended December 31, 2006. Similarly, real estate and personal property tax and property insurance increased $2,605, or 77.2%, in the year ended December 31, 2006 when compared to the same period in 2005.

General and administrative expense increased by approximately $1,276 from $4,962 in 2005 to $6,238 in 2006. General and administrative expenses increased primarily due to higher compensation expense related to an increase in staffing in our asset management and accounting teams and an increase in incentive compensation. Also included in general administrative costs are approximately $316 of terminated deal costs written off in 2006 compared to $41 in 2005. This increase in cost has been partially offset by the reduction in costs related to enhancing our process to evaluate internal controls that were incurred during the year ended December 31, 2005.

Net Income

Net income applicable to common shareholders for year ended December 31, 2006 was approximately $298 compared to net income applicable to common shareholders of $1,377 for the same period in 2005.

Operating income for the year ended December 31, 2006 was $28,325 compared to operating income of $14,284 during the same period in 2005. The $14,041, or 98.3%, increase in operating income resulted from improved performance of our portfolio and acquisitions that have increased the scale of our operations enabling us to leverage the absorption of administrative costs.

The increase in our operating income was partially offset by increases in interest expense, which increased $12,956 from $12,167 for the year ended December 31, 2005 to $25,123 for the year ended December 31, 2006. The increase in interest expense is the result of our issuance of $51,548 of notes payable in the second quarter of 2005 and mortgages placed on newly acquired properties. Also in the year ended December 31, 2006, we refinanced $56,125 in variable rate debt, replacing it with $62,800 fixed rate debt, and paid down $12,907 on another mortgage.  We also replaced our line of credit with an increased credit facility. As a result of terminating the variable rate debt and line of credit, we incurred $1,485 in debt extinguishment expense due to early termination fees and to write-off deferred loan costs associated with the retired debt and credit facility.

Included in net income applicable to common shareholders for the year ended December 31, 2006 is $286 in income from discontinued operations compared to a $918 loss during the same period in 2005. Discontinued operations results from the operations of two properties that were sold in June of 2005, one property sold in April 2006, two properties sold in November 2006, two properties sold in December 2006, two properties sold in November 2007, and one property sold in October 2008. Also included in net income applicable to common shareholders for the year ended December 31, 2006 is a gain of $693 resulting from the sale of the Holiday Inn Express in Hartford, CT, the Hampton Inn in Peachtree, GA, the Hampton Inn in Newnan, GA, the Comfort Suites in Duluth, GA, and the Holiday Inn Express, Duluth, GA which had been held for sale. Included in net income applicable to common shareholders for the year ended December 31, 2005 is a gain of $1,161 resulting from the sale of Doubletree Club, Jamaica, NY and the Holiday Inn Express, Hunters Point, NY.

Net income applicable to common shareholders was also negatively impacted by $4,800 in preferred dividends declared in 2006, compared to $1,920 in preferred dividends declared during 2005 on our outstanding 2,400,000 shares of 8.0% Series A cumulative redeemable preferred stock issued in August of 2005.

LIQUIDITY, CAPITAL RESOURCES, AND EQUITY OFFERINGS
(dollars in thousands, except per share data)

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our lines of credit. We believe that the net cash provided by operations will be adequate to fund the Company’s operating requirements, debt service and the payment of dividends in accordance with REIT requirements of the federal income tax laws. We expect to meet our long-term liquidity requirements, such as scheduled debt maturities and property acquisitions, through long-term secured and unsecured borrowings, the issuance of additional equity securities or, in connection with acquisitions of hotel properties, the issuance of units of operating partnership interest in our operating partnership subsidiary.

We have a debt policy that limits our consolidated indebtedness to less than 67% of the fair market value for the hotels in which we have invested. However, our organizational documents do not limit the amount of indebtedness that we may incur and our Board of Trustees may modify our debt policy at any time without shareholder approval. We intend to repay indebtedness incurred under the line of credit from time to time, for acquisitions or otherwise, out of cash flow and from the proceeds of issuances of additional common shares and other securities.

We intend to invest in additional hotels only as suitable opportunities arise and adequate sources of financing are available. We expect that future investments in hotels will depend on and will be financed by, in whole or in part, our existing cash, the proceeds from additional issuances of common shares, issuances of operating partnership units or other securities or borrowings.

We make available to the TRS of our hotels 4% (6% for full service properties) of gross revenues per quarter, on a cumulative basis, for periodic replacement or refurbishment of furniture, fixtures and equipment at each of our hotels. We believe that a 4% (6% for full service hotels) reserve is a prudent estimate for future capital expenditure requirements. We intend to spend amounts in excess of the obligated amounts if necessary to comply with the reasonable requirements of any franchise license under which any of our hotels operate and otherwise to the extent we deem such expenditures to be in our best interests. We are also obligated to fund the cost of certain capital improvements to our hotels. We may use undistributed cash or borrowings under credit facilities to pay for the cost of capital improvements and any furniture, fixture and equipment requirements in excess of the set aside referenced above.

Cash and Cash Equivalents

The cash and cash equivalents balance of $12,327 at December 31, 2007 was primarily the result of cash provided by operations.  Cash and cash equivalents are generally used to reduce obligations under our line of credit, pay dividends and distributions or invest in hotel properties or loans to hotel development projects.

Line of Credit Facility

We maintain a revolving credit loan and security agreement with Commerce Bank, N.A. with a maximum amount of $100,000. Borrowings under this facility bear interest at either the bank’s prime rate of interest minus 0.75% or LIBOR available for the periods of 1, 2, 3, or 6 months plus 2.00%, at our discretion. The line of credit is collateralized by title-insured, first-lien mortgages on the Holiday Inn Express, Harrisburg, PA, the Mainstay Suites and Sleep Inn, King of Prussia, PA, the Fairfield Inn, Laurel, MD, the Hampton Inn, Philadelphia, PA, the Residence Inn, Norwood, MA, and the Residence Inn, Langhorne, PA. Additionally, the line of credit is collateralized by a first lien-security interest in all existing and future assets of HHLP, and collateral assignment of all hotel management contracts of the management companies in the event of default. The line of credit includes financial covenants and requires us to maintain minimum tangible net worth of $110.0 million; maximum accounts and other receivables from affiliates of $75.0 million; and certain financial ratios. The Company is in compliance with each of these covenants as of December 31, 2007. The line of credit expires on December 31, 2008. We intend to refinance remaining balances at the end of the line of credit facilities’ term.

Mortgages and Notes Payable

During 2007, in connection with the acquisition of hotel properties and refinancing of existing mortgage debt, we entered into or assumed $70,564 in mortgages and notes payable.  We recorded premiums of $952 on fixed rate mortgages and notes payable assumed in the acquisition of hotel properties.

The Company has two junior subordinated notes payable in the aggregate amount of $51,548 to statutory trusts entities pursuant to indenture agreements. The $25,774 note issued to Hersha Statutory Trust I will mature on June 30, 2035, but may be redeemed at our option, in whole or in part, beginning on June 30, 2010 in accordance with the provisions of the indenture agreement. The $25,774 note issued to Hersha Statutory Trust II will mature on July 30, 2035, but may be redeemed at our option, in whole or in part, beginning on July 30, 2010 in accordance with the provisions of the indenture agreement. The note issued to Hersha Statutory Trust I bears interest at a fixed rate of 7.34% per annum through June 30, 2010, and the note issued to Hersha Statutory Trust II bears interest at a fixed rate of 7.173% per annum through July 30, 2010. Subsequent to June 30, 2010 for notes issued to Hersha Statutory Trust I and July 30, 2010 for notes issued to Hersha Statutory Trust II, the notes bear interest at a variable rate of LIBOR plus 3.0% pre annum.

Equity Offerings

On December 11, 2006, we completed a public offering of 7,200,000 common shares at $11.20 per share. On December 13, 2006, the underwriter exercised its over-allotment option with respect to that offering, and we issued an additional 1,080,000 common shares at $11.20 per share. Proceeds to us, net of underwriting discounts and commissions and expenses, were approximately $87,658. Immediately upon closing the offering, we contributed all of the net proceeds of the offering to the Partnership in exchange for additional Partnership interests. The net offering proceeds were used to repay indebtedness and to lend additional development financing to third parties.

On September 19, 2006, we completed a public offering of 3,775,000 common shares at $9.75 per share. On September 28, 2006, the underwriter exercised its over-allotment option with respect to that offering, and we issued an additional 566,250 common shares at $9.75 per share. Proceeds to us, net of underwriting discounts and commissions and expenses, were approximately $40,004. Immediately upon closing the offering, we contributed all of the net proceeds of the offering to the Partnership in exchange for additional Partnership interests. The net offering proceeds were used to repay indebtedness.

On April 28, 2006, we completed a public offering of 6,520,000 common shares at $9.00 per share. On May 9, 2006, the underwriter exercised its over-allotment option with respect to that offering, and we issued an additional 977,500 common shares at $9.00 per share. Proceeds to us, net of underwriting discounts and commissions and expenses, were approximately $63,353. Immediately upon closing the offering, we contributed all of the net proceeds of the offering to the Partnership in exchange for additional Partnership interests. Of the net offering proceeds, approximately $30,000 was used to repay indebtedness and approximately $19,500 was used to fund property acquisitions.

On August 5, 2005, the Company completed a public offering of 2,400,000 of its 8.00% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share. Net proceeds of the offering, less expenses and underwriters commissions, were approximately $57,720. Proceeds from the offering were used to finance the acquisition of the Company’s interests in Mystic Partners, LLC and SB Partners, LLC. The remaining net proceeds have been principally allocated to fund secured development loans and for general corporate purposes.

CASH FLOW ANALYSIS
(dollars in thousands, except per share data)

Comparison of year ended December 31, 2007 to year ended December 31, 2006

Net cash provided by operating activities for the year ended December 31, 2007, and 2006, was $59,300 and $27,217, respectively. The increase in net cash provided by operating activities was primarily the result of an increase in income before depreciation and amortization expense and accounts payable and accrued expenses and decreases in escrows and due from related party. This was partially offset by an increase in hotel accounts receivable and a decrease in due to related party.

Net cash used in investing activities for the year ended December 31, 2007 and 2006 decreased $367,854, from $413,881 in the year ended December 31, 2006 compared to $46,027 for the year ended December 31, 2007. Net cash used for the purchase of hotel properties decreased $362,701 in 2007 over 2006 as the number of hotels acquired decreased and units of our operating partnership were issued in place of cash for acquisitions in 2007. Also, cash provided by the disposition of hotel assets held for sale was $11,905 in 2007 compared to $9,800 in 2006. Cash provided by distributions from unconsolidated joint ventures increased $3,718 while advances and capital contributions for unconsolidated joint ventures decreased from $4,209 in 2006 to $2,309 in 2007. The increase in distributions from unconsolidated joint ventures in 2007 was primarily the result of proceeds of debt refinancing and improved cash flow in certain joint venture interests. We increased our capital expenditures from $11,020 in 2006 to $16,773 in 2007 as a result of continuing property improvement plans at certain properties in 2007 in addition to capital expenditures in the ordinary course of business.

Net cash used in financing activities for the year ended December 31, 2007 was $11,262 compared to cash provided by financing activities of $388,200 for the year ended December 31, 2006. This change was, in part, the result of proceeds from mortgages and notes payable, net of repayments, of $7,826 in 2007 compared to net proceeds of $199,983 in 2006. The decrease in net proceeds from mortgages and notes payable was due to a decrease in our acquisition activity in 2007. Also included in cash provided by financing activities in 2006 were net proceeds from the issuance of common stock of $191,015. Dividends paid on common shares increased $11,250 in 2007, from $18,174 during the year ended December 31, 2006 to $29,424 during the same period in 2007.

Comparison of year ended December 31, 2006 to year ended December 31, 2005

Net cash provided by operating activities for the year ended December 31, 2006, and 2005, was $27,217 and $15,002, respectively. The increase in net cash provided by operating activities was primarily the result of an increase in income before depreciation and amortization and debt extinguishment expense, distributions from unconsolidated joint ventures, and increases in accounts payable and accrued expenses. This was offset by an increase in hotel accounts receivable, other assets, and due from related party and a decrease in due to related party.

Net cash used in investing activities for the year ended December 31, 2006 and 2005 increased $223,056, from $190,825 in the year ended December 31, 2005 compared to $413,881 for the year ended December 31, 2006. Net cash used for the purchase of hotel properties increased $260,300 in 2006 over 2005. We increased our capital expenditures from $2,958 in 2005 to $11,020 in 2006 as a result of undertaking property improvement plans at certain properties in 2006 in addition to capital expenditures in the ordinary course of business. We also increased cash used to invest in development loans receivable, net of repayments, by $13,946 in 2006 compared to 2005, as the originations of new development loans exceeded repayments. The increases in these expenditures in 2006 were offset by a decrease in advances and capital contributions for unconsolidated joint ventures from $47,704 in 2005 to $4,209 in 2006. The capital contributions for unconsolidated joint ventures in 2005 was primarily due to our investment in the Mystic Partners joint venture. The uses of cash in 2006 were also offset by cash provided by the disposition of hotel assets held for sale of $9,800 received in 2006 compared to $6,288 in 2005. Also in 2005, $8,250 was on deposit for hotel properties that were acquired in the first quarter of 2006 compared to $2,100 on deposit as of December 31, 2006.

Net cash provided by financing activities for the year ended December 31, 2006 was $388,200 compared to cash provided by financing activities of $163,989 for the year ended December 31, 2005. This increase was, in part, the result of proceeds from mortgages and notes payable, net of repayments, of $199,983 in 2006 compared to net proceeds of $127,503 in 2005. The increase in net proceeds from mortgages and notes payable was due to an increase in our acquisition activity in 2006. Cash proceeds of $191,015 resulted from three separate offerings of common stock in 2006. As a result of the issuance of common shares, dividends paid on common shares increased $3,575 in 2006, from $14,599 during the year ended December 31, 2005 to $18,174 during the same period in 2006. We received $57,720 from the issuance of 8.0% Series A Preferred Shares were received during the year ended December 31, 2005. Dividends of $947 were paid on the preferred shares during the year ended December 31, 2005. During the same period in 2006, we paid $4,800 in dividends on preferred shares. Net cash provided by borrowing under our line of credit facility was $24,000 in 2006 compared to net repayments of $1,027 in 2005. Net borrowings under the line of credit were used primarily in 2006 to fund the acquisition of hotel properties.

FUNDS FROM OPERATIONS
(in thousands, except share data)

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We calculate FFO applicable to common shares and Partnership units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that minority interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales, minority interest and preferred dividends. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.

FFO does not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of Hersha’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO to be a meaningful, additional measure of operating performance because it excludes the effects of the assumption that the value of real estate assets diminishes predictably over time, and because it is widely used by industry analysts as a performance measure. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors. We present FFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares. We believe it is meaningful for the investor to understand FFO applicable to all common shares and Partnership units.

The following table reconciles FFO for the periods presented to the most directly comparable GAAP measure, net income, for the same periods.

	Twelve Months Ending
	December 31, 2007	December 31, 2006	December 31, 2005

Net income applicable to common shares	$13,047	$298	$1,377
Income allocated to minority interest	1,773	579	122
Income (loss) of discontinued operations allocated to minority interest	49	37	(129)
Income from unconsolidated joint ventures	(3,476)	(1,799)	(457)
Gain on sale of assets	(3,745)	(693)	(1,161)
Depreciation and amortization	33,863	18,420	8,336
Depreciation and amortization from discontinued operations	1,267	1,850	2,418
FFO related to the minority interests in consolidated joint ventures (1)	(652)	(714)	(147)
Funds from consolidated hotel operations applicable to common shares and Partnership units	42,126	17,978	10,359

Income from Unconsolidated Joint Ventures	3,476	1,799	457
Add:
Depreciation and amortization of purchase price in excess of historical cost (2)	2,055	1,817	653
Interest in deferred financing costs written off in unconsolidated joint venture debt extinguishment	(2,858)	(207)	-
Interest in depreciation and amortization of unconsolidated joint venture (3)	5,022	4,549	3,026
Funds from unconsolidated joint ventures operations applicable to common shares and Partnership units	7,695	7,958	4,136

Funds from Operations applicable to common shares and Partnership units	$49,821	$25,936	$14,495

Weighted Average Common Shares and Units Outstanding
Basic	40,718,724	27,118,264	20,293,554
Diluted	46,183,394	30,672,625	23,141,994

(1)	Adjustment made to deduct FFO related to the minority interest in our consolidated joint ventures. Represents the portion of net income and depreciation allocated to our joint venture partners.
(2)	Adjustment made to add depreciation of purchase price in excess of historical cost of the assets in the unconsolidated joint venture at the time of our investment.
(3)	Adjustment made to add our interest in real estate related depreciation and amortization of our unconsolidated joint ventures.

FFO was $49,821 for the year ended December 31, 2007, which was an increase of $23,885, or 92.1%, over FFO in the comparable period in 2006, which was $25,936. The increase in FFO was primarily a result of continued strength in the lodging industry and the markets where our properties are located; the benefits of acquiring assets and interests in joint ventures since December 31, 2006 and continued stabilization and maturation of the existing portfolio.

FFO was negatively impacted by increases in our interest expense and dividends paid to our preferred shareholders during the year ended December 31, 2007.

For the year ended December 31, 2006, FFO increased $11,441, or 78.9% over the same period in 2005. The increase in FFO was primarily a result of growth in the lodging industry and the markets where our properties are located, the benefits of acquiring assets and interests in joint ventures since December 31, 2005 and continued stabilization and maturation of the existing portfolio.

FFO was negatively impacted by increases in our interest expense and dividends paid to our preferred shareholders during the year ended December 31, 2006.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

On an on-going basis, estimates are evaluated by us, including those related to carrying value of investments in hotel properties. Our estimates are based upon historical experience and on various other assumptions we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

Approximately 95% of our revenues are derived from hotel room revenues and revenue from other hotel operating departments. We directly recognize revenue and expense for all consolidated hotels as hotel operating revenue and hotel operating expense when earned and incurred. These revenues are recorded net of any sales or occupancy taxes collected from our guests. All revenues are recorded on an accrual basis, as earned. We participate in frequent guest programs sponsored by the brand owners of our hotels and we expense the charges associated with those programs, as incurred.

Revenue for interest on development loan financing is recorded in the period earned based on the interest rate of the loan and outstanding balance during the period. Development loans receivable and accrued interest on the development loans receivable are evaluated to determine if outstanding balances are collectible.  Interest is recorded only if it is determined the outstanding loan balance and accrued interest balance are collectible.

We lease land to hotel developers under fixed lease agreements. In addition to base rents, these lease agreements contain provisions that require the lessee to reimburse real estate taxes, debt service and other impositions. Base rents and reimbursements for real estate taxes, debt service and other impositions are recorded in land lease revenue on an accrual basis.  Expenses for real estate taxes, interest expense, and other impositions that are reimbursed under the land leases are recorded in land lease expense when they are incurred.

We lease a hotel to a third party under a fixed lease agreement. In addition to base rents, the lease agreement contains provisions that require the lessee to reimburse us for real estate taxes, capital expenditures and other impositions. Base rents and reimbursements for real estate taxes, capital expenditures and other impositions are recorded in hotel lease revenue on an accrual basis.  Expenses for real estate taxes and other impositions that are reimbursed under the leases are recorded in operating expenses when incurred.

Other revenues consist primarily of fees earned for asset management services provided to hotels we own through unconsolidated joint ventures. Fees are earned as a percentage of the hotels revenue and are recorded in the period earned.

Investment in Hotel Properties

Investments in hotel properties are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful life of up to 40 years for buildings and improvements, five to seven years for furniture, fixtures and equipment. We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in hotel properties. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in hotel properties we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

We follow Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” to account for our acquisition of hotel properties. Under SFAS No. 141 the purchase price of an acquisition is allocated based on the fair value of identifiable tangible and intangible assets acquired and liabilities assumed. Estimating techniques and assumptions used in determining fair values involve significant estimates and judgments.  These estimates and judgments have a direct impact on the carrying value of our assets and liabilities which can directly impact the amount of depreciation expense recorded on an annual basis and could have an impact on our assessment of potential impairment of our investment in hotel properties.

We follow Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which established a single accounting model for the impairment or disposal of long-lived assets including discontinued operations. SFAS No. 144 requires that the operations related to properties that have been sold or properties that are intended to be sold be presented as discontinued operations in the statement of operations for all periods presented, and properties intended to be sold to be designated as “held for sale” on the balance sheet.

Based on the occurrence of certain events or changes in circumstances, we review the recoverability of the property’s carrying value. Such events or changes in circumstances include the following:
·	a significant decrease in the market price of a long-lived asset;
·	a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition;
·	a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset, including an adverse action or assessment by a regulator;
·	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;
·
a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset; and

·	a current expectation that, it is more likely than not that, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

We review our portfolio on an on-going basis to evaluate the existence of any of the aforementioned events or changes in circumstances that would require us to test for recoverability. In general, our review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value expected, as well as the effects of hotel demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in hotel properties. These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income.

Investment in Joint Ventures

Properties owned in joint ventures are consolidated if the determination is made that we are the primary beneficiary in a variable interest entity (VIE) or we maintain control of the asset through our voting interest or other rights in the operation of the entity. We evaluate whether we have a controlling financial interest in a VIE through means other than voting rights and determine whether we should include the VIE in our consolidated financial statements. Our examination of each joint venture consists of reviewing the sufficiency of equity at risk, controlling financial interests, voting rights, and the obligation to absorb expected losses and expected gains, including residual returns. Control can also be demonstrated by the ability of the general partner to manage day-to-day operations, refinance debt and sell the assets of the partnerships without the consent of the limited partners and the inability of the limited partners to replace the general partner. This evaluation requires significant judgment.

If it is determined that we do not have a controlling interest in a joint venture, either through our financial interest in a VIE or our voting interest in a voting interest entity, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize our share of net earnings or losses of the affiliates as they occur rather than as dividends or other distributions are received, limited to the extent of our investment in, advances to and commitments for the investee. Pursuant to our joint venture agreements, allocations of profits and losses of some of our investments in unconsolidated joint ventures may be allocated disproportionately as compared to nominal ownership percentages due to specified preferred return rate thresholds.

Accounting for Derivative Financial Investments and Hedging Activities

We use derivatives to hedge, fix and cap interest rate risk and we account for our derivative and hedging activities using SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires all derivative instruments to be carried at fair value on the balance sheet. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking each hedge transaction. Cash flow hedges that are considered highly effective are accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income within shareholders’ equity. Amounts are reclassified from other comprehensive income to the income statements in the period or periods the hedged forecasted transaction affects earnings.

Under cash flow hedges, derivative gains and losses not considered highly effective in hedging the change in expected cash flows of the hedged item are recognized immediately in the income statement. For hedge transactions that do not qualify for the short-cut method, at the hedge’s inception and on a regular basis thereafter, a formal assessment is performed to determine whether changes in the cash flows of the derivative instruments have been highly effective in offsetting changes in cash flows of the hedged items and whether they are expected to be highly effective in the future.

RECENTLY ISSUED ACCOUNTING STANDARDS

SFAS No. 157

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a new definition of fair value, provides guidance on how to measure fair value and establishes new disclosure requirements of assets and liabilities at their fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 is not expected to have a material effect on the Company’s financial statements.

SFAS No. 159

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and requires certain disclosures for amounts for which the fair value option is applied.  This standard is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of Statement 157. The adoption of SFAS No. 159 is not expected to have a material effect on the Company’s financial statements.

SFAS No. 141R

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, “Business Combinations” (“SFAS No. 141R”).  SFAS No. 141R requires most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value.” SFAS No. 141R is effective for fiscal years beginning after December 15, 2008. The Company has not determined whether the adoption of SFAS No. 141R will have a material effect on the Company’s financial statements.

SFAS No. 160

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS No. 160”).  SFAS No. 160 requires noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined whether the adoption of SFAS No. 160 will have a material effect on the Company’s financial statements.

RELATED PARTY TRANSACTIONS

We have entered into a number of transactions and arrangements that involve related parties. For a description of the transactions and arrangements, please see the Notes to the consolidated financial statements.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following table summarizes our contractual obligations and commitments to make future payments under contracts, such as debt and lease agreements, as of December 31, 2007.

Contractual Obligations (in thousands)	2008	2009	2010	2011	2012	Thereafter
Long Term Debt	$25,670	$66,687	$31,669	$6,802	$12,144	$476,409
Interest Expense on Long Term Debt	37,055	32,572	30,073	29,655	28,887	87,586
Credit Facility	43,700	-	-	-	-	-
Interest Expense on Credit Facility	2,841	-	-	-	-	-
Hotel Ground Rent	606	615	622	648	681	66,496
Total	$109,872	$99,874	$62,364	$37,105	$41,712	$630,491

The carrying value of the mortgages and notes payable and the line of credit exceeded the fair value by approximately $52 million at December 31, 2007.